EXHIBIT 3.3(i)

                            CERTIFICATE OF AMENDMENT
                                       OF
                CERTIFICATE OF INCORPORATION OF TRANQUILITY, INC.

         Tranquility, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware hereby certifies that:

1. The name of the corporation (hereinafter called the "Corporation") is Tranquility, Inc.

2. Article FOURTH of the Certificate of Incorporation is hereby amended to read as follows:

"FOURTH:

The Corporation shall be organized to issue the following shares:

Class                      Number of Shares                   Par Value
-----                      ----------------                   ---------

Common                        25,000,000                        $.001

Preferred                      5,000,000                        $.01

The shares of Preferred Stock may be issued in one or more series at the discretion of the Board of Directors. In establishing a series, the Board of Directors shall give to such series a distinctive designation, so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. "

3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Dominick Pope, its President, this 12th day of February, 2001.

/s/ Dominick Pope
-----------------
Dominick Pope